Exhibit 5.1

WARD AND SMITH, P.A.

ATTORNEYS AT LAW

October 2, 2008

The Board of Directors

MidCarolina Financial Corporation

3101 South Church Street

Burlington, North Carolina 27215

RE:	Our File 071558-00013

Ladies and Gentlemen:

We have acted as counsel to MidCarolina Financial Corporation (“FinCorp”) in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) for purposes of registering under the Act FinCorp’s issuance and sale of up to 159,571 shares of its no par value common stock (the “Shares”) in connection with various types of awards (“Awards”) granted pursuant to the terms of FinCorp’s Amended and Restated Omnibus Stock Ownership and Long Term Incentive Plan, as amended (the “Plan”), which were authorized for issuance pursuant to an amendment to the Plan approved by the Registrant’s shareholders on May 27, 2008.

In connection with rendering our opinion set forth in this letter, we have examined or relied upon copies of the following documents:

1.	the Registration Statement;

2.	the Plan;

3.	records of proceedings of FinCorp’s Board of Directors and shareholders relating to the Plan, and resolutions adopted by FinCorp’s Board of Directors pertaining to the Registration Statement; and,

4.	such other corporate records, certificates and instruments, and such other matters, as we have considered necessary for purposes of the opinion expressed herein.

In delivering this letter, we have assumed (i) the authenticity of all documents submitted to us as originals and the conformity to the original or certified copies of all documents submitted to us as conformed or reproduction copies, and (ii) that the copies of records of proceedings by FinCorp’s Board of Directors and shareholders provided to us by FinCorp are accurate and complete and evidence all actions taken by FinCorp’s Board of Directors and shareholders pertaining to the Plan and the Registration Statement.

WARD AND SMITH, P.A.

The Board of Directors

MidCarolina Financial Corporation

October 2, 2008

Based upon and subject to the foregoing, as well as the qualifications set forth below, it is our opinion as of this date that, (i) when the Registration Statement has become effective, and upon compliance with the pertinent provisions of the Act, and (ii) when the Shares have been properly issued in accordance with the terms and conditions of the Plan and the Awards granted thereunder, then the Shares will be legally issued, fully paid and nonassessible.

This letter is furnished under the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act. We consent to your filing of this letter as an Exhibit to the Registration Statement, but our consent is not an admission that our consent is required to be filed in the Registration Statement by Section 7 of the Act. We have furnished this letter solely for your benefit in connection with the Registration Statement and it may not be quoted, relied upon, or used for any other purpose without our prior express written consent.

No opinions may be inferred beyond the one we expressly state in this letter. Our opinion is limited to matters of North Carolina law and does not extend to compliance with federal and state securities laws relating to the Plan, Awards granted thereunder or the Registration Statement. Our opinion in this letter is limited to matters in existence as of the date of this letter, and we expressly disclaim any duty or responsibility to update or supplement this letter, or our opinion or the information upon which it is based, after the date of this letter to reflect any change in the law or facts.

Yours truly,

/s/ WARD AND SMITH, P.A.

WARD AND SMITH, P.A.